Exhibit 99.1

Union Bankshares Corporation Declares Quarterly Dividend

Richmond, Va., January 28, 2016 – Union Bankshares Corporation has declared a quarterly dividend of $0.19 per share.  The dividend amount is the same as the prior quarter’s dividend level and a $0.04, or 27%, per share increase from the prior year quarterly dividend rate.

Based on the stock’s closing price of $21.87 on January 27, 2016, the dividend yield is approximately 3.5%.  The dividend is payable on February 26, 2016 to shareholders of record as of February 12, 2016.

ABOUT UNION BANKSHARES CORPORATION

Headquartered in Richmond, Virginia, Union Bankshares Corporation (NASDAQ: UBSH) is the holding company for Union Bank & Trust, which has 124 banking offices and 201 ATMs located throughout Virginia. Non-bank affiliates of the holding company include: Union Mortgage Group, Inc., which provides a full line of mortgage products; and Union Insurance Group, LLC, which offers various lines of insurance products.

Additional information on the company is available at http://investors.bankatunion.com.

Contact: Bill Cimino (804) 448-0937, VP and Director of Corporate Communications